Contact:	Greg Eden 508-293-7195 eden_greg@emc.com

FOR	IMMEDIATE RELEASE

EMC REPORTS PRELIMINARY

FOURTH QUARTER RESULTS

EMC Achieves All-Time Record Quarterly and Full-Year Revenues;

Announces Charges Related to Acquisition, Repatriation, Workforce Rebalancing

HOPKINTON, Mass. – January 6, 2006 – EMC Corporation (NYSE:EMC), the world leader in information management and storage, today reported preliminary fourth-quarter and full 2005 fiscal year revenues, exceeding previously announced fourth-quarter revenue expectations and establishing new all-time company record highs for quarterly and full-year revenues.

EMC expects to report total consolidated revenues for the fourth quarter between $2.70 billion and $2.71 billion. Excluding certain items discussed below, diluted earnings per share for the quarter are expected to be at the high end of EMC’s previously announced expectations or $0.17. Consolidated revenues for the full 2005 fiscal year are expected to be between $9.65 billion and $9.66 billion, an increase of 17% over 2004. EMC plans to announce complete fourth-quarter and full-year results on the morning of Tuesday, January 24, 2006.

Joe Tucci, EMC Chairman, President and CEO, said, “With a great finish to a tremendous year, the people of EMC exceeded revenue expectations in the fourth quarter and delivered record results. We achieved our tenth straight quarter of double-digit revenue growth largely because our customers’ enthusiasm for information lifecycle management has never been stronger. Organizations around the world are investing in our portfolio of systems, software and services to capture greater value from their information infrastructures and accelerate their businesses to capitalize on the vast opportunities of this information-rich age.”

EMC completed its acquisition of Captiva Software Corporation (“Captiva”) during the fourth quarter and incurred an in-process research and development charge of approximately $14 million.

In the fourth quarter EMC also completed the repatriation of accumulated income earned abroad. EMC repatriated approximately $3.0 billion, resulting in a fourth-quarter 2005 income tax charge. The impact of this charge is expected to be approximately $175 million.

On December 30, 2005, EMC approved a plan to rebalance its workforce, which will result in increased focus on new product development and the company’s ability to target, reach and support more customers around the globe. During 2006 approximately 1,000 positions will be affected as the company expands its sales coverage around the world and grows its product development team. The adjustments are expected to be complete by the end of 2006 and will result in a fourth-quarter 2005 cash charge of approximately $80 million to cover the cost of employee separation benefits.

Tucci continued, “The best companies preserve their leadership by looking out to the horizon and making adjustments today to position themselves for shifts in customers’ expectations and market dynamics. Our business model and organizational structure continue to evolve as we integrate new acquisitions, expand into new markets and address more of our customers’ information infrastructure needs. While we continue to focus on improving our overall cost efficiencies, we also plan to utilize this rebalancing to invest in sales and R&D in order to accelerate our innovation engine to capture an even greater share of our expanding market opportunity.”

The charges related to closing the acquisition of Captiva, repatriation and the workforce rebalancing are expected to be approximately $0.11 per diluted share. Diluted earnings per share, on a GAAP basis, for the fourth quarter of 2005 are expected to be approximately $0.06.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release. Adjusted earnings per share, excluding the certain items discussed in this release, constitutes a non-GAAP financial measure. A reconciliation between this measure and earnings per share on a GAAP basis is provided in the release. Management uses such non-GAAP financial measures to gain an understanding of its comparative operating performance. Management believes that these measures provide useful information because they exclude activities that are not necessarily relevant to understand EMC’s business.